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                                                   Exhibit 10.1


                                 ARMCO INC.

                    ANNUAL INCENTIVE COMPENSATION PLAN


1.  Purpose.

The purposes of the Annual Incentive Compensation Plan (the "Plan") are to advance the interests of Armco Inc. (the "Corporation") by providing participants in the Plan with annual incentive opportunities linked directly to specific results. It is intended that the Plan will: (a) reinforce the Corporation's goal-setting and strategic planning process; (b) recognize the efforts of management in achieving objectives; and (c) aid in attracting and retaining competent management, thus ensuring the long-range success of the Corporation.

2.  Definitions.

(a)  "Award" shall mean an incentive payment made under the Plan.

(b)  "Board" shall mean the Board of Directors of the Corporation.

(c) "Committee" shall mean a committee of the Board of Directors of the Corporation, which will consist of not less than three directors of the Corporation who are appointed by the Board of Directors and who will not be and will not have been an officer or an employee of the Corporation. In addition, in order to be a member of the Committee, a director must be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). The Committee shall initially be the Compensation Committee of the Board of Directors.

(d) "Participant" shall mean a person who is eligible under Section 5 of the Plan to receive an Award.

3.  Administration.

The Committee will administer the Plan, establish and amend rules relating to the Plan and make all other determinations necessary under the Plan. Determinations made by the Committee will be final and binding upon Participants and their legal representatives and, in the case of deceased Participants, upon their executors, administrators, estates, beneficiaries, heirs and legatees. The terms and provisions of the Plan will be construed under and controlled by the law of the State of Ohio.

4.  Effectiveness of the Plan.

The Plan shall be effective as of January 1, 1995, subject to approval by the shareholders of the Corporation at the Annual Meeting of the Corporation's Shareholders to be held on April 28, 1995. The Plan shall remain effective until April 28, 2000 or such earlier date as the Board shall determine.

5.  Participants.

All officers and corporate and operating management employees of the Corporation and its subsidiaries are eligible for selection to participate in the Plan.

6.  Awards.

The Committee may, subject to the terms hereof, make Awards in each calendar year with respect to the preceding year hereunder ("Award Year"), beginning with an award made in 1996 with respect to Award Year 1995, to Participants eligible for awards under the Plan. Awards shall be paid as soon as reasonably practicable after the Committee's certification of the achievement of applicable performance goals in the calendar year following the Award Year, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to any deferred compensation plan of the Corporation.

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The Committee shall establish a Target Award for each Participant selected by the Committee to participate in the Plan during the Award Year. Target Awards shall be established prior to the start of the Award Year, except Target Awards may be established after the start of the Award Year if doing so would not cause the payment of the Award to fail to be deductible by reason of
Section 162(m) of the Code.

Using objective criteria preestablished by the Committee, a percentage (which may exceed 100%) of the Target Award for each Award Year will be determined by the Committee for each eligible Participant based upon achievement of levels during such Award Year of performance goals, preestablished by the Committee. Such objective criteria and performance goals shall be established by the Committee prior to the start of the Award Year, except that the objective criteria and performance goals may be established after the start of the Award Year if doing so would not cause the payment of the Award to fail to be deductible by reason of Section 162(m) of the Code. The performance goals may relate to a particular area of the business for which the participant is responsible, to one or more business units or to the Corporation as a whole, or a combination of the foregoing. The Committee shall certify the level of achievement of performance goals before payment of any Award.

The Award made to an individual Participant may be less (including no Award) than the percentage of the Target Award determined based on the level of achievement of applicable performance goals. The Committee shall be precluded from increasing such percentage of the Target Award but may apply its discretion to reduce or eliminate such percentage without the consent of the Participant.

The performance goals may include one or more of the following performance measures for a calendar year: (a) income before federal taxes and net interest expense; (b) achievement of specific and measurable operational objectives; (c) working capital, generally defined to include receivables, inventories and controllable current liabilities, measured either in absolute dollars or relative to sales and/or (d) such other performance goals as may be established by the Committee which may be based on earnings growth, revenues, expenses, stock price, market share, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet, income statement or cash flow objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

If a Participant's active employment with the Corporation or a subsidiary of the Corporation, as the case may be, ceases during any Award Year because of retirement, disability or death, the Participant or the Participant's beneficiary designated hereunder will, subject to achievement of applicable performance goals, receive a prorated share of the Award for that Award Year based upon the base salary of the Participant accrued from January 1 of the Award Year through the date active employment ceases. Such prorated payment shall be made at the same time payments for that Award Year are made to other Participants. If employment is terminated during an Award Year for any reason other than retirement, disability or death, the Participant will forfeit all right to receive an Award for that Award Year.

7.  Designation of Beneficiaries.

A Participant may designate a beneficiary or beneficiaries to receive in case of the Participant's death all or part of the Awards which may be made to the Participant under the Plan. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for the purpose and shall become effective only when filed with the Corporation during the Participant's lifetime with written acknowledgment of receipt from the Corporation. In case of the Participant's death, an Award made under the Plan with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries.

8.  Modification or Termination of Plan.

The Board may modify or terminate the Plan at any time to be effective at such date as the Board may determine. The Committee shall be authorized to make changes to the Plan that are consistent with the purpose of the Plan or changes to comply with government regulations. A modification may affect present and future Participants.

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9.  Payment of Awards; Maximum Awards.

Awards shall be paid in cash, provided that the Committee may determine, including pursuant to an irrevocable election by a Participant made at least six months in advance of the Award, to pay any Award earned under the Plan in shares of the Corporation's stock, including restricted stock (issued under the Corporation's 1993 Long-Term Incentive Plan or any other stock plan of the Corporation that has been approved by its shareholders), in lieu of cash. Awards paid in shares of the Corporation's stock, including restricted stock, in lieu of cash may be made at a discounted price, which shall not in any event be less than the lesser of $3.50 per share and 70% of market value on the date the Target Award is established (as adjusted to reflect any stock splits, reverse stock splits, stock dividends, mergers, consolidations, recapitalizations, reclassifications, special dividends or other similar events affecting the Corporation's stock). If all or a portion of a Participant's incentive payments is to be made shares of restricted stock, the Committee may also determine to provide that, if any such shares are forfeited because such Participant's employment terminates before the restrictions on such shares lapse, such Participant shall be entitled to a cash payment from the Corporation for such forfeited shares equal to the lesser of (i) the dollar amount of the incentive payment that was paid in the forfeited shares in lieu of cash and (ii) the market value of the forfeited shares at the time of such employment termination. Such amount shall be payable by the Corporation within 30 days after the Participant's termination of employment.

In no event may the sum of the dollar amount of incentive payments paid in cash and the market value of incentive payments paid in common stock, including restricted stock (based in all cases on the market price of the common stock on the date the Target Award is established), to any Participant under this Plan for any Award Year exceed $1,500,000.

10.  General.

(a) No person shall have any claim to be granted an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

(b) Neither the Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Corporation or any subsidiary of the Corporation.

(c) The Corporation shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.
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